EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 3, 2000 (except for the workforce reduction announcement described in Note P, as to which the date is February 4, 2000) relating to the consolidated financial statements, which appears in BellSouth Telecommunications, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999 which is incorporated in this Registration Statement by reference to the Company's Registration Statement on Form S-3 (File No. 333-77815). We also consent to the reference to us under the heading "Independent Accountants" in the Company's Registration Statement on Form S-3 (File No. 333-77815).

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Atlanta, Georgia
December 7, 2000